Contacts:
         Community Central Bank Corp. - Ray Colonius - P:586 783-4500
         Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION POSTS STRONG Q2 EARNINGS	For Immediate Release

Second Quarter 2003 Highlights

  Q2 2003 earnings up 25.8% over Q2 2002
  Total assets top $323 million
  Acquisition announcement of North Oakland Community Bank
  Solid deposit and loan growth
  Strong residential mortgage originations
  Five cents per share dividend paid

         MOUNT CLEMENS, Mich., July 31, 2003 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted increased earnings for the second quarter ended June 30, 2003, David A. Widlak, Chairman and Chief Executive Officer, reported today.

         Net income for the second quarter of 2003 rose 25.8% to $527,000, or $0.20 per diluted share, from $419,000, or $0.16 per diluted share for the second quarter 2002. Year to date net income increased 18.6% to $1,001,000, or $0.37 per diluted share, from $844,000, or $0.32 per diluted share, for the first six months of 2002.

         At June 30, 2003, the Corporation's total assets were $323.3 million, an increase of $35.7 million from December 31, 2002 and an increase of $63.3, or 24.3% from a year earlier. The largest segment of asset growth occurred in the loan portfolio and residential mortgages held for sale, which had a combined increase of $25.6 million from December 31, 2002. Other changes in assets during the same time period included the repositioning of the investment portfolio to reduce its overall duration, and the purchase of $7 million in Bank Owned Life Insurance. Total deposits increased $27.3 million from December 31, 2002, comprised of corporate checking, NOW and money market accounts increasing in total $14.2 million and time and savings accounts increasing in total $13.1 million. Additional funding growth was supplemented by Federal Home Loan Bank advances of $8.9 million.

         The net interest margin, as measured on a taxable equivalent basis, was 3.03% for the second quarter. While this was down from the second quarter of 2002, it represents an increase of four basis points from the first quarter of 2003, despite the pressure from the low interest rate environment.

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Community Central Bank Corp.
Q2 2003 results

         Growth in non-interest income when compared to the second quarter last year was primarily comprised of gains on the sale of loans resulting from strong mortgage originations and net security gains from our repositioning of the investment portfolio, as discussed above. These two areas of noninterest income in the second quarter 2003 represented $2.3 million and $253,000, respectively. Growth in non-interest expense, when compared to the second quarter last year, was primarily comprised of costs associated with mortgage originations, including commission expense, which was more than offset by growth in corresponding non-interest income.

         Mr. Widlak said, "We are pleased with the record earnings results in the second quarter. We continue to focus on initiatives to grow our earnings base and the ultimate return to shareholders. We recently announced the signing of a definitive agreement to purchase substantially all of the assets and assume substantially all of the liabilities of North Oakland Community Bank. This transaction is expected to provide us with expanded opportunities in all facets of our operations. We believe our growing commercial and mortgage banking team is succeeding in delivering a superior level of service to an expanded customer base. Mortgage originations are strong as we continue to focus on the purchase housing market, instead of the more rate sensitive refinancing mortgage banking sector. These strategies, coupled with sound credit quality and overall balance sheet growth, should enable us to compete and grow in our expanded marketplace. We will continue to target selected market areas for future growth as one of our strategies."

         Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD".

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Community Central Bank Corp.
Q2 2003 results

         Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions that build shareholder value; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q2 2003 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)

OPERATIONS
Interest income	$4,033	$3,613	$7,886	$7,149
Interest expense	1,791	1,511	3,556	3,077

Net Interest Income	2,242	2,102	4,330	4,072
Provision for credit losses	25	165	75	315

Net Interest Income after Provision	2,217	1,937	4,255	3,757

Noninterest income	2,722	1,082	4,238	1,703
Noninterest expense	4,174	2,404	7,061	4,226

Income before Taxes	765	615	1,432	1,234

Provision for income taxes	238	196	431	390

Net Income	$527	$419	$1,001	$844
Condensed Balance Sheet
	Unaudited	Audited	Unaudited
	June 30,	December 31,	June 30,
	2003	2002	2002
	(In thousands)
Assets
Cash and equivalents	$19,618	$9,405	$30,829
Investments	52,384	60,709	48,638
Residential mortgage loans held for sale	16,688	11,245	7,536
Loans	224,230	204,049	170,604
Allowance for loan losses	(3,421)	(3,377)	(2,982)
Other Assets	13,815	5,605	5,403
Total Assets	$323,314	$287,636	$260,028

Liabilities and stockholders' equity
Deposits	$228,036	$200,719	$202,002
Repurchase Agreements	7,425	8,006	7,087
Federal Home Loan Bank Advances	53,288	44,388	17,400
Other Liabilities	1,376	2,376	2,163
Guaranteed pref. beneficial interest in
Corps subordinated debentures	10,000	10,000	10,000
Stockholders' equity	23,189	22,147	21,376
Total Liabilities and stockholders' equity	$323,314	$287,636	$260,028

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Community Central Bank Corp.
Q2-2003 results

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

PER SHARE DATA
Basic earnings per share	$0.20	$0.16	$0.38	$0.32
Diluted earnings per share	$0.20	$0.16	$0.37	$0.32
Book value per share at end of period	$8.56	$8.00	$8.56	$8.00
Diluted average shares outstanding (000's)	2,698	2,648	2,688	2,641
Actual shares outstanding at end
of period (000's)	2,708	2,671	2,708	2,671

OTHER DATA
Net interest margin (fully tax-equivalent)	3.03%	3.65%	3.01%	3.54%
Allowance for loan losses to total loans	1.53%	1.75%	1.53%	1.75%
Nonaccruing loans to total loans	0.26%	0.25%	0.26%	0.25%
Nonperforming assets to total assets	0.32%	0.47%	0.32%	0.47%
Stockholders' equity to total assets	7.17%	8.22%	7.17%	8.22%
Tier 1 Leverage Ratio	9.65%	11.66%	9.65%	11.66%
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